                                                                      EXHIBIT 12

                      KINDER MORGAN ENERGY PARTNERS, L.P.
                    CALCULATION OF EARNINGS TO FIXED CHARGES

                                         NINE MONTHS
                                            ENDED                 YEAR ENDED DECEMBER 31,
                                        SEPTEMBER 30,   --------------------------------------------
                                            2000         1999      1998      1997     1996     1995
                                        -------------   -------   -------   ------   ------   ------
EARNINGS:
  Income before income taxes and
     extraordinary items                   211,377      194,723   118,789   16,997   13,243   12,746
  Fixed charges                             71,015       56,746    42,699   12,605   12,634   12,455
                                           -------      -------   -------   ------   ------   ------
          TOTAL EARNINGS                   282,392      251,469   161,488   29,602   25,877   25,201
                                           -------      -------   -------   ------   ------   ------
FIXED CHARGES:
  Interest, including capitalized
     interest                               69,527       56,213    42,355   12,605   12,634   12,455
  Amortization of debt issuance costs        1,488          533       344       --       --       --
                                           -------      -------   -------   ------   ------   ------
          TOTAL FIXED CHARGES               71,015       56,746    42,699   12,605   12,634   12,455
                                           -------      -------   -------   ------   ------   ------
  RATIO OF EARNINGS TO FIXED CHARGES          3.98         4.43      3.78     2.35     2.05     2.02